UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2007

CuraGen Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-23223	06-1331400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street, Branford, CT	06405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 481-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 25, 2007, the acquisition of 454 Life Sciences Corporation (“454”), a Delaware corporation and a majority owned subsidiary of CuraGen Corporation (“CuraGen”) by Roche Diagnostics Operations, Inc., a Delaware Corporation (“RDO”) was completed. The acquisition was accomplished through the merger of 13 Acquisitions, Inc., a Delaware corporation and a direct wholly-owned subsidiary of RDO (the “Transitory Subsidiary”) with and into 454 (the “Merger”), with 454 continuing after the Merger as the surviving corporation as a direct wholly-owned subsidiary of RDO, all in accordance with an Agreement and Plan of Merger dated March 28, 2007 by and among Roche Holdings, Inc. (“RHI”), 454 and the Transitory Subsidiary (the “Merger Agreement”). RHI assigned its rights and obligations under the Merger Agreement to RDO, an indirect wholly-owned subsidiary of RHI, prior to the closing of the Merger. RHI and RDO are affiliates of Roche Holding Ltd, the ultimate parent company of the Roche group.

As a result of the closing of the Merger, 454’s stockholders will receive up to $152 million in cash, of which RDO paid $140 million in cash and $12 million of which was received from exercise of 454 stock options following the signing of the Merger Agreement and prior to the closing. Of the $140 million paid by RDO, $25 million was placed in escrow for a period of 15 months to provide for certain post-closing adjustments based on 454’s net working capital and net debt on the date of the closing and to secure certain indemnification rights, as provided in the Merger Agreement. CuraGen expects to receive approximately $86 million in cash before fees, expenses and transaction costs relating to the Merger, $14 million of which has been placed in escrow. The amount of the escrow fund payable to CuraGen and other 454 stockholders at the end of the 15-month escrow period may be reduced or eliminated under certain circumstances, as set forth in the Merger Agreement. The Merger Agreement is filed as Exhibit 99.1 to CuraGen’s Current Report on Form 8-K filed April 2, 2007.

The price paid for 454 was determined through arms-length negotiations between RHI, 454 and CuraGen following a bidding process facilitated by investment bankers.

In addition to the Merger Agreement, 454 and F. Hoffmann-La Roche Ltd (“Roche”), an affiliate of RDO and RHI, are parties to an exclusive world-wide agreement for the promotion, sale, and distribution of 454’s nanotechnology-based Genome Sequencing Systems, including proprietary kits and reagents. Since October 2005, RDO has promoted, sold and distributed certain 454 products under an exclusive five year world-wide distribution agreement. Approximately $25 million of 454’s 2006 gross revenues were derived from Roche. 454 also is a party to a five-year research and development agreement with Roche pursuant to which 454 and Roche agree to jointly conduct certain projects using or improving 454 systems or technology. The Roche distribution agreement, and the three amendments thereto, are filed as Exhibits 10.47, 10.49, 10.50, and 10.51, respectively, to CuraGen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Roche research and development agreement is filed as Exhibit 10.48 to CuraGen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Other than the Merger Agreement and the agreements contemplated by the Merger Agreement and the agreements described above, there is no material relationship between CuraGen and its affiliates, on the one hand, and RDO or its affiliates, on the other hand.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2007, the Compensation Committee of the Board of Directors of CuraGen approved the payment of cash bonuses to certain CuraGen executive officers in recognition of their efforts in connection with the sale of 454, as set forth below:

Name	Title	Amount
Armstrong, Frank	President and Chief Executive Officer	$250,000
Finigan, Paul	Senior Vice President and General Counsel	$200,000
Whayland, Elizabeth	Senior Vice President of Finance and Corporate Secretary	$ 47,500
Wurzer, David	Chief Financial Officer and Treasurer	$140,000

In addition, in connection with the closing of the Merger, a special committee of 454’s Board of Directors approved a cash award to Christopher McLeod, 454’s President and Chief Executive Officer, in the gross amount of $400,000 under the 454 2007 Senior Incentive Plan, half of which amount will be paid to him promptly following the closing and half of which will be paid to him three months after the closing, provided that he remains employed by 454 at that time. Mr. McLeod’s award is subject to the terms and conditions of the Incentive Plan, which was approved by the 454 Board of Directors on March 28, 2007. The 454 2007 Senior Incentive Plan is filed as Exhibit 99.2 to CuraGen’s Current Report on Form 8-K filed April 2, 2007.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

See Exhibit Index attached to this Report, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION

(Registrant)

Date: May 29, 2007

By: /s/ David M. Wurzer

        David M. Wurzer

        Executive Vice President, Treasurer and Chief

        Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of March 28, 2007, by and among 454 Life Sciences Corporation, Roche Holdings, Inc. and 13 Acquisitions, Inc (incorporated by reference to Exhibit 99.1 to CuraGen’s Current Report on Form 8-K filed on April 2, 2007 (file no. 000-23223)). (1)

99.1	454 Life Sciences Corporation 2007 Senior Incentive Plan (incorporated by reference to Exhibit 99.2 to CuraGen’s Current Report on Form 8-K filed on April 2, 2007 (file no. 000-23223)).

(1)	The schedules to this agreement were omitted from CuraGen’s Current Report on Form 8-K filed on April 2, 2007 (file no. 000-23223). CuraGen will furnish copies of any of such schedules to the U.S. Securities and Exchange Commission upon request.